Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Mill City Ventures III, Ltd.

We hereby consent to the use in this Registration Statement on amendment No.1 to Form S-1 of Mill City Ventures III Ltd. of our report dated March 14, 2022, relating to the financial statements of Mill City Ventures III, Ltd., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Minneapolis, Minnesota

June 7, 2022

7500 Flying Cloud Drive Suite 800 Minneapolis, MN 55344 (t) 952.893.9320 | 2180 Immokalee Road Suite 308 Naples, FL 34110 (t) 239.325.1100

BoulayGroup.com

Member of Prime Global, An Association of Independent Accounting Firms